Exhibit 99.3

News Release CONTACT: Chris Curran (314) 588-2765

FOR IMMEDIATE RELEASE

March 2, 2015

PEABODY ENERGY ANNOUNCES CASH TENDER OFFER FOR 7 3/8% SENIOR NOTES DUE 2016

ST. LOUIS, March 2, 2015 – Peabody Energy (NYSE: BTU) announced today that it is commencing a tender offer to purchase for cash any and all of the $650 million aggregate principal amount outstanding of its 7 3/8% Senior Notes due 2016 (CUSIP No. 704549AE4).

The tender offer is being made pursuant to an offer to purchase dated March 2, 2015, and the related letter of transmittal, which set forth the terms of the tender offer. The following table sets forth the notes and certain other terms of the offer:

Title of Note	CUSIP No.	Aggregate Principal Amount Outstanding(1)	Tender Offer Consideration(2)	Early Tender Premium(2)	Total Consideration(2)(3)
7 3/8% Senior Notes due 2016	704549AE4	$650,000,000	$1,072.71	$30.00	$1,102.71

(1)	As of Feb. 27, 2015.
(2)	Per $1,000 principal amount of notes that are accepted for purchase.
(3)	Includes the Early Tender premium.

Holders of notes that are validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on March 13, 2015 (the “Early Tender Deadline”), and accepted for purchase will receive the total consideration specified in the table above for each $1,000 principal amount of notes accepted for purchase. Holders of notes that are validly tendered after 5:00 p.m., New York City time, on March 13, 2015 but on or before 11:59 p.m., New York City time, on March 27, 2015 and accepted for purchase will receive the tender offer consideration specified in the table above. Holders whose notes have been accepted for purchase will also receive accrued and unpaid interest on the purchased notes from the applicable last interest payment date to, but not including, the applicable date of payment for purchased notes. The tender offer contemplates an early settlement option, so that holders whose notes are validly tendered prior to the Early Tender Deadline and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as March 16, 2015.

Tendered notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on March 13, 2015, but not thereafter. Notes tendered after 5:00 p.m., New York City time, on March 13, 2015, but on or before 11:59 p.m., New York City time, on March 27, 2015, may not be withdrawn unless Peabody is otherwise required by applicable law to permit the withdrawal. Peabody reserves the right to terminate, withdraw or amend the offer at any time, as described in the offer to purchase.

The offer is scheduled to expire at 11:59 p.m., New York City time, on March 27, 2015, unless extended. The offer is conditioned on receipt of the net proceeds from Peabody’s offering of $1.0 billion aggregate principal amount of senior secured second lien notes and the general conditions set forth in the offer to purchase. The offer is not conditioned on the tender of a minimum amount of notes.

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms and conditions contained in the offer to purchase and the related letter of transmittal.

The complete terms and conditions of the offer are set forth in the offer to purchase and the letter of transmittal that is being sent to holders of the notes. Holders are urged to read the tender offer documents carefully when they become available. Copies may be obtained from the information agent, Global Bondholder Services Corporation, by calling toll-free at U.S. 866-470-4500, and for banks and brokers only, at U.S. 212-430-3774.

BofA Merrill Lynch and Morgan Stanley are the dealer managers for the tender offer. Questions regarding the offer may be directed to BofA Merrill Lynch by calling toll-free at U.S. 888-292-0070 or collect at 980-387-3907, or to Morgan Stanley by calling toll-free at U.S. 800-624-1808 or collect at 212-761-1057.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents.